Exhibit 99.1

Post Office Box 1227 Mount Airy, North Carolina 27030 Telephone: (336) 783-3900 Fax: (336) 789-3687 Email: surreybank@surreybank.com

For Immediate Release	For additional information, please contact
February 15, 2012	Ted Ashby, CEO, or Mark Towe, CFO
(336) 783-3900

Surrey Bancorp Reports 2011 Earnings of $2,247,611

MOUNT AIRY, NC - Surrey Bancorp (the “Company”, Pink Sheets: SRYB), the holding company for Surrey Bank & Trust, today reported earnings for the fourth quarter of 2011 and the full year.

For the quarter ended December 31, 2011, net income totaled $422,530 or $0.10 per fully diluted share, compared with $151,670 or $0.02 per fully diluted common share earned during the fourth quarter of 2010.

The increase in earnings results from a reduction in the provision for loan losses.

The provision for loan losses decreased from $1,163,170 in the fourth quarter of 2010 to $676,527 for the same period in 2011. Over the past two years, weaknesses in the economy had necessitated an increase in reserves associated with impaired loans. During 2011, the level of impaired loans stabilized. Several loans with reserves were written-off during the fourth quarter of 2011. The reserve was further impacted by an increase in loans carrying government guarantees. At December 31, 2011, the guaranteed portion of loans equaled 21.9 percent of total loans, compared to 18.1 percent at December 31, 2010.

Net interest income increased 2.1 percent from $2,215,689 in the fourth quarter of 2010 to $2,261,242 for the same period in 2011. The continued reduction of deposit costs during the fourth quarter was largely responsible for the improvement in the margin. Noninterest income increased by 8.9 percent to $803,301, compared to $737,470 reported for the quarter ended December 31, 2010. This increase was primarily due to increased revenue from the Company’s insurance and investment subsidiaries. Noninterest expenses increased 9.8 percent, from $1,571,162 in the fourth quarter of 2010, to $1,725,065 in the fourth quarter of 2011. This increase is due to the expenses relating to salaries, employee benefits and professional fees.

For the year ended December 31, 2011, the Company reported net income of $2,247,611, or $0.54 per fully diluted common share. This represents an 81.5 percent increase in profitability from year-end 2010, when the Company reported earnings of $1,238,018, or $0.27 per fully diluted common share. The increase in net income was again attributable to a reduction in the provision for loan losses. Net interest income increased 1.6 percent from $8,678,096 in 2010 to $8,819,997 for the 2011 year-end. The reduction of deposit costs during the year was largely responsible for the improvement in the margin. The provision for loan losses decreased from $3,003,748 in 2010 to $743,717 in 2011. The change in the loan loss provision results from a stabilization of impaired loans during 2011. Noninterest income decreased 6.1 percent to $2,571,479 compared to $2,739,125 reported for the year ended December 31, 2010. This decrease was due to a reduction in revenues from the sale of government guaranteed loans. No loans were sold in 2011, while 2010 included gains on sales of $244,924. Noninterest expenses increased 8.5 percent, from $6,481,542 in 2010, to $7,031,362 in 2011. This increase was primarily due to increases in salaries, employee benefits, costs associated with foreclosed assets and from damages paid in the settlement of a lawsuit arising from the ordinary operations of the Company. The Company has no other liability under the settlement agreement.

Loan loss reserves were $3,880,581 or 2.16 percent of total loans as of December 31, 2011. Non-performing assets were 2.20 percent of total assets at December 31, 2011, compared to 3.19 percent on that date in 2010. At December 31, 2011, the allowance for loan loss reserves equals 82 percent of impaired and non-performing assets, net of government guarantees.

Total assets were $224,727,764 as of December 31, 2011, an increase of 5.2 percent from $213,652,484 reported as of December 31, 2010. Total deposits were $183,938,376 at year-end 2011, an increase of 5.7 percent from the $173,960,073 reported at the end of year of 2010. Net loans increased 2.1 percent to $175,446,206, compared to $171,794,247 as of December 31, 2010.

About Surrey Bancorp

Surrey Bancorp is the bank holding company for Surrey Bank & Trust (the “Bank”) and is located at 145 North Renfro Street, Mount Airy, North Carolina. The Bank operates full service branch offices at 145 North Renfro Street, 1280 West Pine Street and 2050 Rockford Street in Mount Airy. Full-service branch offices are also located at 653 South Key Street in Pilot Mountain, North Carolina, and 940 Woodland Drive in Stuart, Virginia.

Surrey Bank & Trust is engaged in the sale of insurance through its wholly owned subsidiary, SB&T Insurance, located at 199 North Renfro Street in Mount Airy. The Bank also owns Surrey Investment Services, Inc., which provides full-service brokerage and investment advice through an association with LPL Financial, and Freedom Finance, LLC, a sales finance company located at 165 North Renfro Street in Mount Airy.

Surrey Bank & Trust can be found online at www.surreybank.com.

Non-GAAP Financial Measures

This report refers to the overhead efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income and non-interest income. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently. Such information is not in accordance with generally accepted accounting principles in the United States (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information not be viewed as a substitute for GAAP. Surrey Bancorp, in referring to its net income, is referring to income under GAAP.

Forward Looking Statements

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Surrey Bancorp’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

SURREY BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	December 31, 2011	December 31, 2010
	(unaudited)
Total assets	$224,728	$213,652
Total loans	179,327	178,478
Investments	34,784	26,448
Deposits	183,938	173,960
Borrowed funds	8,100	9,450
Stockholders’ equity	30,227	28,644
Non-performing assets to total assets	2.20%	3.19%
Loans past due more than 90 days to total loans	0.03%	0.00%
Allowance for loan losses to total loans	2.16%	3.74%
Book value per common share j	$7.45	$7.01

SURREY BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2011	2010	2011	2010
Interest income	$2,744	$2,814	$10,936	$11,150
Interest expense	483	598	2,116	2,472
Net interest income	2,261	2,216	8,820	8,678
Provision for loan losses	676	1,163590	744	3,004
Net interest income after provision for loan losses	1,585	1,053	8,076	5,674
Noninterest income	803	737	2,571	2,739
Noninterest expense	1,725	1,571	7,031	6,481
Net income before taxes	663	219	3,616	1,932
Provision for income taxes	241	67	1,369	694
Net income	422	152	2,247	1,238
Preferred stock dividend declared	46	107	183	301
Net income available to common shareholders	$376	$45	$2,064	$937
Basic net income per share j	$0.11	$0.01	$0.58	$0.27
Diluted net income per share j	$0.10	$0.02	$0.54	$0.27
Return on average total assets k	0.74%	0.27%	1.00%	0.59%
Return on average total equity k	5.54%	2.07%	7.53%	4.48%
Yield on average interest earning assets	5.02%	5.33%	5.11%	5.34%
Cost of funds	0.99%	1.26%	1.10%	1.32%
Net yield on average interest earning assets	4.13%	4.19%	4.12%	4.15%
Overhead efficiency ratio	56.29%	53.20%	61.72%	56.77%
Net charge-offs/average loans	0.78%	0.15%	1.97%	0.55%

j	The 2010 figures are adjusted for a common stock split distributed in the form of a 10% common stock dividend declared on November 28, 2011.
k	Annualized for all periods presented.